EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

THIS EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into as of November 5, 2014 by and between Rand Logistics, Inc. (the “Company”) and Joseph W. McHugh, Jr. (“Executive”).

WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated as of June 12, 2013 (the “Employment Agreement”) pursuant to which, among other things, Executive serves as the Chief Financial Officer of the Company;

WHEREAS, Executive has informed the Company of his intention to retire;

WHEREAS, the Company desires to retain the services of Executive in his capacity as Chief Financial Officer in order to ensure an orderly transition of Executive’s duties to his successor;

WHEREAS, in connection with Executive continuing to serve as the Chief Financial Officer of the Company and thereafter provide consulting services as set forth herein, the Company has agreed to pay to Executive the amounts provided for herein, and to provide to Executive the benefits provided for herein, and Executive has agreed to accept such payments and benefits in lieu of any and all payments and benefits provided for in the Employment Agreement; and

WHEREAS, capitalized terms not defined herein have the meaning ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.           Executive’s employment with the Company, in each capacity in which Executive is employed by the Company, and the Employment Agreement, will terminate on March 31, 2015, or such later date as may be determined by the Company, but not later than June 30, 2015 unless agreed to by Executive (the date of such termination, the “Separation Date”). During the period of time between the date of this Agreement and the Separation Date (the “Transition Period”), Executive shall continue to serve as the Chief Financial Officer of the Company consistent with past practice until a new Chief Financial Officer commences employment, and then shall make himself available on a full-time basis for transition assistance requested by the Chief Executive Officer, Executive Vice Chairman or Board of Directors of the Company as an employee with the title of Vice President through the Separation Date. Subsequent to the Separation Date Executive, shall make himself reasonable available as provided in Section 7. In addition, Executive shall reasonably cooperate with the Company during the Transition Period for purposes of transitioning the duties of Executive to his successor and/or other executives of the Company. Executive shall be entitled to the same compensation and benefits during the Transition Period as described in Sections 3, 4, and 5 of the Employment Agreement.

2.           The Company shall make the following payments to Executive from and after the Separation Date as follows:

(a)           in accordance with the Company’s normal payroll practices, the unpaid amount of Executive’s Base Salary through the Separation Date;

(b)           in accordance with the Company’s customary practices, but not later than five (5) business days after the Separation Date, payment of accrued but unused portion of up to five weeks of vacation, paid time off and personal days to be received by Executive;

(c)           in accordance with the Company’s customary practices, but not later than five (5) business days following the Separation Date, the Company shall reimburse Executive for all expenses for which Executive is entitled to reimbursement in accordance with Section 5 of the Employment Agreement;

(d)           any benefits accrued and vested under any of the Company’s employee benefit programs, plans and practices on or prior to the Separation Date in accordance with the terms and conditions of the applicable program, plan or practice;

(e)           a payment (the “Severance Payment”) equal to one-half (1/2) of the average of Executive’s W-2 reported income from the Company for the three (3) completed calendar years immediately preceding the Separation Date, which shall be payable as follows: (x) one-half (1/2) of such Severance Payment in a lump sum payment on the first business day immediately following the six (6)-month anniversary of the Separation Date and (y) the remaining one-half (1/2) of the Severance Payment in 6 substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment;

(f)           in accordance with the Company’s customary practices, payment of the Bonus for the fiscal year ending March 31, 2015 as Chief Financial Officer, if any, and a pro-rated portion (based on Executive’s service through the Separation Date) of the Bonus that would otherwise have been payable to him for such year, if any, had he been employed for all of the fiscal year ending March 31, 2016 as Vice President Finance; and

(g)            in accordance with the Company’s customary practices, payment of the Restricted Share Award for the fiscal year ended March 31, 2015 as Chief Financial Officer, and a pro-rated portion (based on Executive’s service through the Separation Date) of the Restricted Share Award that would otherwise have been payable to him for such year, had he been employed for all of the fiscal year ending March 31, 2016 as Vice President Finance.

3.           Executive (including with respect to his dependents covered prior to the Separation Date) shall be entitled to the Continuation Benefits in accordance with the applicable plan terms for the Benefit Continuation Period; provided, however, that Executive shall pay the full cost of the coverage under such plans; and provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period. The Company shall pay Executive in a single lump sum payment, immediately following the six (6)-month anniversary of the Separation Date, an amount equal to the excess of the anticipated cost of such Continuation Benefits (including medical, dental, vision, and health reimbursement account) for 12 months over the contributions Executive would have paid for health care coverage over such period had he continued to be employed, based on the contribution rate in effect at the Separation Date.

4.           On the Separation Date, any of Executive’s outstanding unvested equity-based awards granted under the Company’s 2007 Long-Term Incentive Plan (the “Incentive Plan”), including any equity awarded under Section 2(g) of this Agreement, shall immediately vest, and the vested non-qualified stock options will remain exercisable subject to the terms of the Executive’s Non-Qualified Stock Option Agreements dated February 15, 2008 and July 22, 2008.

5.           Upon execution of this Agreement, the Employment Agreement shall be terminated in its entirety and neither party shall have any obligations thereunder, except that Sections 4.1(b), 11, 12, 14 and 18 of the Employment Agreement (the “Surviving Provisions”) shall remain in full force and effect; provided that (i) Executive’s obligations under Section 12(b) and (c) of the Employment Agreement and the waiver and release under Section 6 hereof shall cease in the event that the Company ceases to make payments and provide benefits pursuant to Sections 2 and 3 of this Agreement, and (ii) the Company’s obligation to make payments and provide benefits pursuant to Sections 2 and 3 of this Agreement shall cease in the event that Employee ceases to comply with his obligations under Section 12(b) and (c) of the Employment Agreement. The parties agree that the payments and benefits contemplated by Sections 2, 3 and 4 of this Agreement shall be deemed to satisfy any obligations of the Company which may arise under Section 6 of the Employment Agreement. Notwithstanding the foregoing, the release of Executive’s obligations as provided in Section 5(i) above shall not relieve the Company of the obligation to provide payments and benefits under this Agreement.

6.           (a)           Current Release.  In consideration of Executive’s continued employment during the Transition Period, the payments and benefits contemplated hereby and other consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, on behalf of Executive, Executive’s dependents, heirs, executors, administrators, assigns and successors, and each of them hereby releases and forever discharges the Company, its present and former stockholders, members, managers, directors, officers, employees, agents, partners, parent, subsidiaries, affiliates, successors and assigns (collectively, the “Releasees”) from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment with the Company, and hereby covenants not to file a lawsuit, judicial action, or court complaint to assert such claims. This includes but is not limited to claims for breach of the Employment Agreement, attorneys’ fees or claims arising under federal, state or local laws prohibiting employment discrimination, including without limitation the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Employee Retirement Income Security Act, COBRA, the New York State Human Rights Law and the New York City Human Rights Law, claims growing out of any legal restrictions on the Company’s right to terminate its employees, claims for breach of contract, libel, slander, wrongful discharge, compensation, misrepresentation, intentional infliction of emotional harm, or other tort or harassment based on any federal, state, or municipal statute or local ordinance relating to discrimination in employment, which claims Executive ever had, now has, or which he or his heirs, executors, administrators, successors, and/or assigns can, or may have for, or by reason of, any matter, cause, event or thing whatsoever, from the beginning of the world to the date of this Agreement. This release does not limit Executive’s right to file, cooperate with or participate in an age discrimination proceeding before a state or federal fair employment practices agency provided Executive does not recover any monetary benefits in such proceeding.

(b)           Secondary Release.  In order to be eligible to receive the payments and benefits described in Sections 2, 3 and 4, in addition to complying with the other requirements of this Agreement, Executive shall execute the release attached hereto as Exhibit A (the “Secondary Release”) promptly following, and in any event within 7 days of, the Separation Date.  For the avoidance of doubt, if Executive fails to timely execute the Secondary Release within 7 days following the Separation Date, Executive shall no longer be eligible to receive the payment and benefits described in Sections 2, 3 and 4.

7.           During such time as payments are being made to Executive pursuant to this Agreement after the Separation Date, Executive shall make himself reasonably available by telephone or email, subject to Executive’s schedule, to answer questions from time to time regarding Company matters with which Executive is familiar. Executive shall cooperate with the Company, at mutually agreed to times and places, and subject to Executive’s availability, in connection with any litigation or arbitration matters or any regulatory inquiries in which the Company is or becomes involved and which concern matters in which Executive was involved while employed, for which Executive’s assistance is reasonably requested by the Company; provided, however, that the Company (i) promptly pays any reasonable legal expenses incurred by Executive in order to comply with the provisions of this Section 7 upon receipt of an invoice therefor, (ii) agrees to pay Executive for his time at a rate of $200 per hour, and (iii) agrees to pay for all reasonable and documented travel expenses incurred by Executive in order to comply with the provisions of this Section 7.

8.           The Company agrees to provide Executive a reasonable opportunity to review and provide input for consideration by the Company prior to issuing any press release announcing Executive’s departure from employment with the Company.

9.           If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

10.           Executive understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. Executive acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one days so that he can thoroughly review and understand the effect of the release included herein before acting on it.

11.           Executive has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire understanding between Executive and the Company. This Agreement may be amended only by written agreement of the parties hereto. Executive acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.

12.           Any notice required or permitted under this Agreement shall be in writing and shall be sent by regular mail, personal delivery or facsimile or other electronic transmission to such party at the address set forth below or such other address as a party hereto shall have last designated by notice to the other party. Notice shall be deemed delivered when actually delivered to such address.

To the Company:

Corporate Secretary
Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, New York 10110

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention:  Todd J. Emmerman
Fax:  (212) 940-8776
Email:  todd.emmerman@kattenlaw.com

To Executive at the most recent home address as set forth in the Company’s records.

13.           Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

14.           This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

15.           This Agreement and any ancillary documents contain the entire understanding between the parties hereto with respect to the subject matter hereof and this Agreement, except as provided in an ancillary document, supersedes in all respects any prior or other agreement or understanding with respect to the subject matter hereof, written or oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.

16.           The Company shall be entitled to withhold from payments to or on behalf of Executive any amount of tax withholding required by law.

17.           Executive agrees and acknowledges that Executive has been advised to consult with an attorney prior to executing this Agreement.  Executive represents, warrants and agrees that Executive has carefully read this Agreement and understands its meaning and has had the opportunity to seek independent legal advice from an attorney of Executive’s choice with respect to the advisability of this Agreement and is signing this Agreement, knowingly, voluntarily and without any coercion or duress.

18.           Executive may revoke his agreement to the terms hereof at any time during the seven-day period (the “Revocation Period”) following the date hereof by delivering written notice of his revocation to the Company. This Agreement shall become effective upon the expiration of the Revocation Period.

19.           The parties agree that all obligations of the Company herein shall be binding on the Company’s successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive, his heirs and legal representatives.

20.           All dollar amounts or references contained in this Agreement and any ancillary document refer to the United States dollar.

21.           Notwithstanding the expiration of the term of this Agreement, the applicable provisions of this Agreement shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.

22.           This Agreement may be executed in two or more counterparts, each of which will be deemed an original. Delivery of an executed counterpart of a signature page to this Agreement in electronic (i.e. “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Separation Agreement and Release on the date first written above.

RAND LOGISTICS, INC.

By:	/s/ Edward Levy
Name: Edward Levy
Title: President and Chief Executive Officer

/s/ Joseph W. McHugh, Jr.
Joseph W. McHugh, Jr.

EXHIBIT A

SECONDARY RELEASE

In consideration of the amounts payable pursuant to that certain Employment Separation Agreement and Release (the “Agreement”), entered into as of November 5, 2014 by and between Rand Logistics, Inc. (the “Company”) and Joseph W. McHugh, Jr. (“Executive”), and other consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, on behalf of Executive, Executive’s dependents, heirs, executors, administrators, assigns and successors, and each of them hereby releases and forever discharges the Company, its present and former stockholders, members, managers, directors, officers, employees, agents, partners, parent, subsidiaries, affiliates, successors and assigns (collectively, the “Releasees”), from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment with the Company, and hereby covenants not to file a lawsuit, judicial action, or court complaint to assert such claims. This includes but is not limited to claims for breach of the Employment Agreement, attorneys’ fees or claims arising under federal, state or local laws prohibiting employment discrimination, including without limitation the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act (the “OWBPA”), the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Employee Retirement Income Security Act, COBRA, the New York State Human Rights Law and the New York City Human Rights Law, claims growing out of any legal restrictions on the Company’s right to terminate its employees, claims for breach of contract, libel, slander, wrongful discharge, compensation, misrepresentation, intentional infliction of emotional harm, or other tort or harassment based on any federal, state, or municipal statute or local ordinance relating to discrimination in employment, which claims Executive ever had, now has, or which he or his heirs, executors, administrators, successors, and/or assigns can, or may have for, or by reason of, any matter, cause, event or thing whatsoever, from the beginning of the world to the date of this Agreement. This release does not limit Executive’s right to file, cooperate with or participate in an age discrimination proceeding before a state or federal fair employment practices agency provided Executive does not recover any monetary benefits in such proceeding.

Notwithstanding the above, Executive does not and will not release or discharge pursuant to hereto (i) any right to continue Executive’s group health insurance coverage pursuant to applicable law; (ii) any vested benefits in any qualified retirement plan; (iii) any rights Executive may have in respect of equity awards or equity-based awards (each as set forth in the Incentive Plan and agreements governing any such awards); (iv) any claim for breach of the Agreement; and (v) any claim that cannot be released by law, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission (“EEOC”).  Executive does, however, hereby waive any right to recover any money should the EEOC or any other agency or individual pursue any claims on Executive’s behalf.

Executive agrees and acknowledges that in executing this document Executive does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this document.

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Executive agrees and acknowledges that Executive has been advised to consult with an attorney prior to executing this document.  Executive represents, warrants and agrees that Executive has carefully read this document and understands its meaning and has had the opportunity to seek independent legal advice from an attorney of Executive’s choice with respect to the advisability of this document and is signing this document, knowingly, voluntarily and without any coercion or duress.  Executive further acknowledges that Executive has been given a period of seven (7) days within which to consider whether to sign this document.  Executive may execute this document at any time within the seven-day period and by doing so, Executive waives any right to the remaining days.

Executive has the right to revoke this document, solely with respect to her release of claims under the ADEA and the Older Workers Benefit Protection Act, as amended (the “OWBPA” and collectively, the “ADEA Release”), for up to seven (7) days after the undersigned executes this document.  In order to revoke the ADEA Release, the undersigned must sign and send a written notice of the decision to do so, following the notice provisions set forth in Paragraph 12 of the Agreement, which must be received no later than the eighth day after Executive executes this document.

Executive acknowledges that the obligations of the Company to make the payments required in Sections 2, 3 and 4 of the Agreement shall not become enforceable until the revocation period referenced above has expired.  For the avoidance of doubt, if Executive revokes the ADEA Release, Executive will not be entitled to the consideration from the Company described in the Agreement.  Executive further acknowledges that any revocation of the ADEA Release will not affect Executive’s release of any Claims that arise under any law (including common law) other than the ADEA and the OWBPA.

Executed this ____________, 2015.

Joseph W. McHugh, Jr.

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